EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                           RECOVERY ENGINEERING, INC.


         The undersigned, for purposes of forming a corporation under Chapter 302A of the Minnesota Statutes, hereby adopts the following Articles of
Incorporation:

                                   ARTICLE 1.
                                      NAME

         The name of the Corporation is Recovery Engineering, Inc.

                                   ARTICLE 2.
                                REGISTERED OFFICE

         The registered office of the Corporation in the State of Minnesota is located at 2229 Edgewood Avenue South, St. Louis Park, Minnesota 55426.

                                   ARTICLE 3.
                                  CAPITAL STOCK

         3.a. The Corporation is authorized to issue One Hundred Million (100,000,000) shares of capital stock, having a par value of $.01 per share in the case of common stock, and having a par value as determined by the Board of Directors in the case of preferred stock.

         3.b. In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different class or series, and the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits or conversions of the Corporation's outstanding shares.

         3.c. The Board of Directors shall also have the authority to issue rights to convert any of the Corporation's securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights may be either transferable or nontransferable and either separable or inseparable from other securities of the Corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.


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                                   ARTICLE 4.
                               PURPOSES AND POWERS

         The Corporation shall have general business purposes and shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to, all those powers expressly conferred upon business corporations by Chapter 302A of the Minnesota Statutes, as it may from time to time be amended, together with those powers implied therefrom.

                                   ARTICLE 5.
                                    DURATION

         The Corporation shall have perpetual duration.

                                   ARTICLE 6.
                   NO PREEMPTIVE RIGHTS; NO CUMULATIVE VOTING

         6.a. The shareholders of the Corporation shall not have the preemptive rights provided by Section 302A.413 of the Minnesota Statutes to subscribe for or to purchase any or all of the shares or other securities, or rights to purchase shares or other securities, of the Corporation, now or hereafter authorized.

         6.b. The shareholders of the Corporation shall not have the right of cumulative voting.

                                   ARTICLE 7.
                                  INCORPORATOR

         The name and address of the incorporator of this Corporation is:

                          Eric O. Madson
                          3000 Dain Bosworth Plaza
                          60 South 6th Street
                          Minneapolis, Minnesota 55402

                                   ARTICLE 8.
                             LIMITATION OF LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 302A.559 or Section 80A.23 of the Minnesota Statutes, or (d) for any transaction from which the director derived an improper personal benefit. If the Minnesota Statutes are amended after this Article becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability


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of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended.

         Any repeal or modification of this Article 8 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE 9.
                            ACTION WITHOUT A MEETING

         An action required or permitted to be taken at a meeting of the directors may be taken by written action signed by all of the directors, and in the case of an action which need not be approved by the shareholders, such action may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the directors at which all directors were present.

         IN WITNESS WHEREOF, the undersigned has signed this 26th day of March, 1996.



                                           /s/ ERIC O. MADSON
                                          --------------------------------------
                                               Eric O. Madson, Incorporator


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                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                           RECOVERY ENGINEERING, INC.


         The undersigned, being the Chief Executive Officer of Recovery Engineering, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following resolutions were duly adopted on April 29, 1999, pursuant to the Minnesota Business Corporation Act, Chapter 302A, Minnesota Statutes, and the Bylaws of the Corporation:

RESOLVED, that the Articles of Incorporation of Recovery Engineering, Inc. shall be amended by adding a new Article 10, as follows:

                                   ARTICLE 10.
                               BOARD OF DIRECTORS

                  10.a. Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a board of directors (the "Board of Directors"). The Board of Directors shall consist of not fewer than five nor more than eleven directors. Within such limits, the exact number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the directors then in office, although less than a quorum.

                  10.b. Election of Directors. The directors of the Corporation shall be divided into three classes, as nearly equal in number as possible: Class 1, Class 2, and Class 3. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which the class was elected; provided, however, that the directors first elected to Class 1 shall serve for a term ending upon the election of directors at the first annual meeting following the end of the calendar year 1999, the directors first elected to Class 2 shall serve for a term ending upon the election of directors at the second annual meeting following the end of the calendar year 1999, and the directors first elected to Class 3 shall serve for a term ending upon the election of directors at the third annual meeting following the end of the calendar year 1999.

                  At each annual election, the successors to the class of directors whose term expires at that time shall be elected by the shareholders to hold office for a term of three years (or until their successors are elected and qualified) to succeed those directors whose term expires, so that the term of one class of directors shall expire each year, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as


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         directorships of another class in order to more nearly achieve an equal number of directors among the classes of directors.

                  Notwithstanding the requirement that the three classes of directors shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, or removal from office.

                  10.c. Vacancies and Newly Created Directorships. Any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the directors or the sole remaining director so to act, by the shareholders at the next election of directors; provided that, if the holders of any class or classes of stock or series thereof of the Corporation, voting separately, are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. A director elected to fill a vacancy by reason of an increase in the number of directorships shall be elected by a majority vote of the directors then in office, although less than a quorum, to serve until the next election of the class for which such director shall have been chosen. If the number of directors is changed, any increase or decrease shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible. If, consistent with the preceding requirement, the increase or decrease may be allocated to more than one class, the increase or decrease may be allocated to any such class the Board of Directors selects in its discretion. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  10.d. Removal. A director may be removed only for cause by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, which vote may only be taken at a meeting of shareholders, the notice of which meeting expressly states such purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or intentional misconduct in the performance of such director's duty to the Corporation and such adjudication is no longer subject to direct appeal.

                  10.d. Amendment or Repeal. Notwithstanding anything to the contrary contained in these Articles of Incorporation, any amendment or repeal of all or any part of this Article 10, or the adoption of any provision inconsistent therewith, shall require


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         the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Corporation entitled to vote thereon.

RESOLVED FURTHER, that the officers of the Corporation, or any one of them, are hereby authorized and directed to prepare, execute and file with the Minnesota Secretary of State, Articles of Amendment to Articles of Incorporation to give effect to the foregoing amendment.

Dated: April 29, 1999.

                                           /s/ BRIAN F. SULLIVAN
                                          --------------------------------------
                                          Brian F. Sullivan
                                          Chief Executive Officer


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